Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 30, 2019, for Stone Ridge Trust III for the year ended October 31, 2019 in the Registration Statement (Form N-1A) of Stone Ridge Trust filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 69 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-184477).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

December 2, 2020